EXHIBIT 10.A.24
                              Separation Agreement

     In consideration of the mutual agreements set forth below, Joseph A. Graziano ("Graziano") and Apple Computer, Inc. ("Apple") agree to the following terms and conditions of this Separation Agreement (the
"Agreement"):

     1. Nature of Business. Apple is in the business of designing, developing, producing, selling and marketing computer systems, related products and services. The business practices of Apple and the market conditions in which Apple operates change rapidly and these changes have necessitated prompt changes in management, and/or managers' responsibilities. These changes are needed from time to time in the high level management positions such as those for which Graziano has been employed.

     2. Resignations and Rescission of Retention Agreement. Employee has resigned from his position on Apple's Board of Directors effective as of October 3, 1995 and from his position as Chief Financial Officer effective as of October 31, 1995. Graziano also hereby resigns effective October 31, 1995 from all other positions he holds on behalf of Apple, its subsidiaries and affiliates (except for his position as an employee), which positions are set forth at Exhibit A hereto. Graziano agrees to sign at Apple's request all appropriate mutually agreeable documentation prepared by Apple to facilitate these resignations.

     Graziano and Apple agree that in exchange for the terms and conditions of this Agreement, the June 9, 1995 Retention Agreement between Graziano and Apple, a copy of which is attached hereto as Exhibit B, is hereby rescinded and that neither party has any further rights or obligations under the Retention Agreement.

     3. Employment Status/Termination. Subject to paragraph 2 above and paragraph 11 below, from October 31, 1995 through January 2, 1996 ("Termination Date") or such earlier date as a result of an event under paragraph 11, Graziano will continue to devote his best efforts to Apple and will remain an employee of Apple as provided in this paragraph, reporting to Edward B. Stead. Until January 2, 1996, Graziano will remain an appointed vice-president of Apple and continue to receive his regular salary and full executive level medical insurance benefits. On or about October 31, 1995, Apple will designate Graziano as a participant in Apple's Executive Severance Plan ("Plan") and Graziano will become eligible to receive benefits under the Plan valued as of December 31, 1995. To the extent this Agreement varies from the terms and conditions of the Plan or Apple's Senior/Executive Bonus Program ("Bonus Plan"), this Agreement shall govern.

     4. Compensation and Benefits Upon Termination. Subject to paragraph 11 below, on or about Termination Date, Apple will pay the following:

          a.   Severance Payments.   Graziano is eligible to receive a lump
sum severance payment under the Plan based on his 6 years' and 6 months' employment and a proration of his FY '96 bonus, less deductions. Subject to paragraph 11 below, on or about Termination Date, Apple will pay Graziano three hundred forty thousand, six-hundred twenty-six dollars ($340,626.00), less deductions, in full satisfaction of all Apple's obligations to pay severance benefits under the Plan, Bonus Plan, and any and all other written or oral agreements between Graziano and Apple including but not limited to, the employment agreement dated June 14, 1989, a copy of which is attached hereto as Exhibit C. On or about Termination Date and subject to paragraph 11 below, Apple will pay Graziano an additional lump sum payment of fifty nine thousand, three hundred seventy four dollars ($59,374), less deductions, in consideration of the covenants and promises made in this Agreement expressly including the promises and covenants contained in paragraph 7 of this Agreement. Except as provided for below in Paragraph 4(b), there shall be no other payments to Graziano except as stated in this paragraph 4(a) and in paragraph 3 above and the amount of such payments shall at all times remain subject to paragraph 11.

          b. Stock Options. Apple's Board of Directors (the "Board") previously granted Graziano options to purchase shares of Apple Common Stock under Apple's 1981 and 1990 Stock Option Plans (the "1981 and 1990 Plans") and options to purchase shares of stock under Apple's 1987 Executive Long Term Stock Option Plan ("ELTSOP"). Nothing in this Agreement shall alter the terms and conditions of such options and such options shall continue to vest and be exercisable in accordance with the terms of the grant agreement issued to Graziano with respect to such grants, and the terms of the 1981 and 1990 Stock Option Plans and the ELTSOP administered by the Board. Notwithstanding this paragraph, the administrator of the ELTSOP has determined that the three (3) month period relating to the exercise of options after termination of employment as provided for in Section 9(e) of the ELTSOP shall be extended to twelve (12) months with respect to those outstanding stock options granted to Graziano only under the ELTSOP which are vested and exercisable on or before January 2, 1996.

          c    Receipt of Documentation.  Graziano acknowledges that he has previously received from Apple copies of pertinent portions of Apple's Executive Severance Plan, Apple's Senior/Executive Bonus Program, Apple's 1981 and 1990 Stock Option Plans, Apple's ELTSOP, Apple's Vacation and Holiday Policies, and Apple's Benefit Plans relating to health care, life insurance, accidental death and disability, short and long term disability and Savings Plans. Graziano understands and agrees to be bound by the written terms and conditions of these various plans, policies or programs, unless expressly provided for otherwise under this Agreement or in the Plan, and agrees that Apple has reserved the right and option, in its sole discretion, to change, interpret, modify or terminate these and all other plans, policies or programs at any time without Graziano's consent so long as such action does not conflict with or reduce Graziano's rights under this Agreement.

          e. No Other Benefits. Graziano will not be entitled to receive any other compensation, bonus or benefits provided by, through or on behalf of Apple, its affiliates or subsidiaries, other than benefits that are vested as of Termination Date and that are payable in accordance with the terms of any applicable Benefit Plan, or otherwise provided for herein.

     5. Confidentiality. The terms of this Agreement are confidential. Neither Graziano nor Apple will at any time disclose to any third party the fact or terms of this Agreement, except as authorized by this agreement or as required by law. Graziano may also make such disclosure to his spouse, tax advisor and/or lawyer, all of whom shall be instructed to keep the information disclosed to them confidential; any disclosure by any such party shall be deemed a disclosure by Graziano. Apple and Graziano shall not disparage each other in their communications in response to all inquiries from the press, public media or any other third parties regarding this Agreement or Graziano's employment termination. If Apple makes a press statement which disparages Graziano, then Graziano may invoke the procedures outlined in paragraph 21 of this Agreement. If Graziano makes a press statement which disparages Apple, then Apple may invoke the procedures outlined in paragraph 21 of this Agreement.

     6. Trade Secrets, Proprietary and Confidential Information. Graziano agrees to comply with Apple's "Proprietary Rights and Information Agreement" which is attached hereto as Exhibit D to this Agreement.

     In addition, Graziano agrees to continue to abide by the principles and guidelines in Apple's Global Ethics brochure, the terms of which are incorporated herein to the extent it applies to employee through Termination Date and to former employees thereafter.

     On or before Termination Date, Graziano agrees to promptly return to Apple or its records retention designee, all Apple proprietary and confidential information, including but not limited to all inventions, discoveries, improvements, computer programs, designs, documentation, notes, plans, drawings and copies thereof to Apple. Graziano shall be entitled to keep as his own personal property the equipment listed at Exhibit E together with manuals and product data information associated with such equipment.

     Graziano and Apple agree that this section regarding Trade Secrets, Proprietary and Confidential Information shall survive the termination of this Agreement.

     7. Non-Competition/Non-Solicitation. Graziano further recognizes that Apple's work force constitutes an important and vital aspect of its business. Graziano agrees, therefore, that both during his employment with Apple, and thereafter until January 2, 1997, Graziano shall not solicit, or assist others employed by Apple, or any of its subsidiaries or affiliates, to become employed by any firm, company or other business enterprise. Graziano further represents that he has no time prior to this areement solicited or encouraged any employee to leave Apple. Nothing in this Agreement will prevent Graziano from providing favorable recommendations or favorable references on behalf of persons who previously worked with Graziano.

     Graziano will not, without the prior express written consent of Apple, compete with Apple on or before June 30, 1996 by engaging in or assisting others to develop or market products or services that are in competition with Apple products or services. Graziano's agreement not to compete is limited to the state of California. Nothing in this Agreement shall prohibit Graziano from serving as a member of the Boards of Directors of Stratacom, Intellicorp, Pixar and/or Sharedata.

     Graziano and Apple also agree, that upon a breach or violation or threatened breach or violation of any confidentiality, trade secrets, non-competition or non-solicitation agreement by Graziano contained herein, or if any provision of Sections 5, 6, or 7 of this Agreement, Apple, in addition to all other remedies which might be available to it including rescission of the Agreement and repayment of the consideration paid to Graziano for the covenants or promises breached, shall be entitled as a matter of right to equitable relief in any court of competent jurisdiction, including the right to obtain injunctive relief or specific performance. Graziano and Apple agree that the remedies at law for any such breach or violation are not fully adequate and that the injuries to Apple as a result of the continuation of any breach or violation are incapable of full calculation in monetary terms and therefore constitute irreparable harm. This paragraph 7 shall survive the termination of this Agreement.

     8. Indemnification. All rights of indemnification previously provided by Apple to Graziano by Apple's By-Laws and/or by the Indemnification Agreement dated June 14, 1989 shall continue in full force and effect in accordance with their terms, following the date of this Agreement. A copy of Graziano's Indemnification Agreement is attached hereto as Exhibit F to this Agreement.

     9. Successors. Apple will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Apple to expressly assume and agree to perform this Agreement in the manner and to the same extent that Apple would be required to perform it if no such succession had taken place. Failure of Apple to obtain such assumption and agreement prior to the effectiveness of any such succession shall entitle Graziano to the benefits listed in paragraphs 3 and 4 of this Agreement, subject to the terms and conditions therein.

     10. Governing Law. The validity, interpretation, effect, and enforcement of this Agreement shall be governed by the laws of the State of California without regard to its choice of law principles.

     11. Entire Agreement. This Agreement, and Exhibits A, B, C, D, E & F to this Agreement, set forth the entire Agreement and understanding between Graziano and Apple, and supersede any other negotiations, written agreements, understandings, oral agreements, representations or past or future practices, whether written or oral, by Apple, including but not limited to, the employment agreement between Apple and Graziano dated June 14, 1989, except as otherwise provided for herein. This Agreement may be amended only by written agreement, signed by the parties to be bound by the amendment. Parol evidence will be inadmissible to show agreement by and between the parties to any term or condition contrary to or in addition to the terms and conditions contained in this Agreement.

     Each Apple plan or policy referred to herein directly or by implication (except the 1981 and 1990 Stock Option Plans and the ELTSOP) is incorporated herein only insofar as it does not contradict this Agreement. If any inconsistencies exist between this Agreement and any such plan or policy, this Agreement shall control. If any inconsistencies exist between this Agreement and the 1981 and 1990 Stock Option Plans or the ELTSOP, those stock plans shall control.

     Nothing in any such plan, policy, or this Agreement shall change the At Will nature of Graziano's employment under this Agreement and as provided under his employment agreement dated June 14, 1989 by which either party can terminate Graziano's employment without regard to cause. Notwithstanding any provision in this Agreement to the contrary, Graziano understands and agrees that Apple is obligated to make the payments outlined in paragraph 3 and 4 of this Agreement in the event Graziano's employment terminates before Termination Date for any reason other than:

          a.   by Apple for "Business Reasons" as defined below;

           b. by Graziano for any reason, except if Graziano's employment is terminated for any material breach by Apple of this Agreement. In this event, Graziano will be entitled to the payments outlined in paragraph 3 and 4 adjusted according to the actual, accelerated Termination Date and offsetting any payments made to him prior to the actual, accelerated Termination Date;

For purposes of this Agreement only, "Business Reasons" shall mean that Graziano is terminated for any of the following reasons:

          (i)   engaging in unfair or unlawful competition with Apple; or

          (ii) inducing any customer of Apple to breach any contract with Apple; or

          (iii) making any unauthorized disclosure of or otherwise misusing any of the secrets or confidential information of Apple; or

          (iv) committing any act of embezzlement, fraud or material theft with respect to any Apple property; or

          (v) violating any Apple policy or guideline or the terms of this Agreement; or

          (vi) causing material loss, damage or injury to or otherwise endangered the property, reputation or employees of Apple; or

          (vii) engaging in malfeasance, negligence or misconduct, or failing to perform reasonable duties and responsibilities consistent with your duties and responsibilities to Apple; or

          (viii)failure to act in accordance with specific, reasonable and lawful instructions from Apple's Chief Executive Officer, or his delegate.

     12. Right to Advice of Counsel. Graziano understands that he has the right to have this Agreement reviewed by his lawyer and acknowledges that Apple has encouraged him to consult with his lawyer so that he is fully aware of his rights and obligations under this Agreement. Graziano acknowledges that he has done so.

     13. Modification. This Agreement may not be amended, modified, changed or discharged in any respect except as agreed in writing and signed by Graziano and the Chief Executive Officer of Apple Computer, Inc.

     14. Severability and Interpretation. In the event that any provision or any portion of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, such provision or portion thereof shall be considered separate and apart from the remainder of this Agreement and the other provisions shall remain fully valid and enforceable, provided that, if paragraph 2, 5, 6, 7, 19 or 21 is held to be invalid or unenforceable in response to a motion, argument or other act by Graziano, then Apple, at its sole discretion, may rescind the Agreement and recover all consideration paid to Graziano under the Agreement.

     15. Notices. All notices required by this Agreement shall by given in writing either by personal delivery or by first class mail, return receipt requested. Notices shall be addressed as follows:

     To Apple:      Apple Computer, Inc.
                    1 Infinite Loop, Mail Stop 38-I
                    Cupertino, California 95014
                    Attention:  General Counsel

     To Graziano :  14055 Chester Avenue
                    Saratoga, California 95070

or in each case to such other address as Graziano or Apple shall notify the other. Notice given by mail shall be deemed given five (5) days following the date of mailing.

     16. Miscellaneous. The rights and obligations of Apple under this Agreement shall inure to the benefit of and shall be binding upon the present and future subsidiaries of Apple, any and all subsidiaries of a subsidiary, all affiliated corporations, and successors and assigns of Apple. No assignment of this Agreement by Apple will relieve Apple of its obligations. Graziano shall not assign any of his rights and/or obligations under this Agreement and any such attempted assignment will be void. This Agreement shall be binding upon and inure to the benefit of Graziano's heirs, executors, administrators, or other legal representatives and their legal assigns.

     17. Damage Limitation. At Termination Date, Graziano shall not be entitled to recover any compensation, benefits or damages except as specifically described in this Agreement. This damage waiver provides that no damages (including without limitation, special, consequential, general, liquidated or punitive damages) shall be sought or due from Apple.

     18. Waiver. A waiver by either party of any of the terms or conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof. All remedies, rights, undertakings, obligations, and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party.

     19. Release. Graziano hereby completely releases and forever discharges Michael Spindler, Apple, its officers, directors, agents, employees, attorneys, insurers, subsidiaries and affiliates ("Apple Parties") from, and covenants not to sue any Apple Party with respect to, all claims, rights, demands, actions, obligations, debts, sums of money, damages (including but not limited to general, special, punitive, liquidated and compensatory damages) and causes of action of every kind, nature and character, known and unknown, in law or equity, connected with Graziano's employment relationship with the Apple Parties, or any other act or omission of any Apple Party which may have occurred prior to the date this Agreement is signed. Graziano further agrees that by his acceptance and negotiation of the payment provided for in paragraph (4) of this Agreement, he thereby completely releases and forever discharges the Apple Parties from, and covenants not to sue any Apple Party with respect to, all claims, rights, demands, actions, obligations, debts, sums of money, damages (including but not limited to general, special, punitive, liquidated and compensatory damages) and causes of action of every kind, nature and character, known and unknown, in law or equity, connected with Graziano's employment relationship with the Apple Parties, or the termination of such relationship, or any other act or omission of any Apple Party which may have occurred prior to Termination Date. This release and discharge includes, but is not limited to, all "wrongful discharge" claims; all claims relating to any contracts of employment, express or implied; any covenant of good faith and fair dealing, express or implied; any tort of any nature: any federal, state, or municipal statute or ordinance; any claims under the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 1981, and any other laws and regulations relating to employment discrimination and any and all claims for attorney's fees and costs. Graziano specifically acknowledges that the foregoing release includes a complete release and discharge of all Apple Parties from any and all claims, damages of any kind, and claims for attorneys fees and costs, under the Age Discrimination in Employment Act of 1967 ("ADEA") as amended by the Older Worker Benefit Protection Act ("OWBPA"). Graziano and Apple agree that part of the consideration payable to Graziano under this Agreement is consideration that Graziano would not otherwise be entitled to and is in consideration for Graziano's release of claims under the ADEA as amended by the OWBPA.

     Graziano acknowledges that he understands the protections provided by the OWBPA and that the provisions of the OWBPA have been met by the terms of this Agreement. Graziano states that he knowingly and voluntarily enters into this Agreement. Graziano acknowledges that this Agreement is written in a manner calculated to be understood by him. Graziano further acknowledges that this Agreement refers without limitation to rights under the Age Discrimination in Employment Act. Graziano understands that by this Agreement, he does not waive rights or claims that may arise after the date the Agreement is executed. Graziano acknowledges that he is entering this Agreement in exchange for consideration in addition to anything of value to which he already is entitled due to his employment with Apple. Further, Graziano acknowledges that this release of claims under the OWBPA is not requested in connection with an exit incentive program or other employment termination program offered to a group or class of employees within the meaning of OWBPA. Notwithstanding this provision, Graziano acknowledges that he has been allowed up to forty five (45) days from the date that he received this Agreement to accept its terms. Graziano acknowledges he has consulted with an attorney about the Agreement. Graziano acknowledges that after he signs the Agreement, he will then be given seven (7) days following the date on which he signs the Agreement to revoke it and that this Agreement will only become effective after this seven (7) day period has lapsed. Any such revocation must be in writing signed by Graziano and immediately delivered to Apple's General Counsel.

     Graziano has read and expressly waives Section 1542 of the California Civil Code, which provides as follows:

     A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

     This waiver is not a mere recital, but is a known waiver of rights and benefits. This is a bargained-for provision of this Agreement and is further consideration for the covenants and conditions contained herein.

     The Apple Parties hereby release and forever discharge Graziano, his agents and attorneys from, and covenant not to sue Graziano, his agents and attorneys with respect to, all claims, rights, demands, actions, obligations, debts, sums of money, damages, and causes of action ("claims") arising from his employment relationship with Apple to the extent permitted by law and public policy, except for any claims arising from any intentional acts of misconduct, or any other act taken in bad faith or without a reasonable belief that it was in the best interests of the Apple Parties.

     20. Cooperation. Graziano agrees that he will make himself available at reasonable times and intervals to participate in the conduct of and preparation for any pending or future litigation to which Apple is a party and in which his experience or knowledge may be relevant. Graziano shall be reimbursed for his reasonable travel and out-of-pocket expenses incurred by virtue of his cooperation as described in this paragraph. In no respect shall this provision be deemed to pertain to or affect the nature or substance of Graziano testimony at deposition or trial or in any other truthful testimony at deposition or trial or in any other circumstances.

     21.  Remedies in Event of Future Dispute.
          a. Except as provided in subparagraph (b) below, in the event of any future dispute, controversy or claim between the parties arising from or relating to this Agreement, its breach, any matter addressed by this Agreement, and/or Graziano's employment with Apple through Termination Date, the parties will first attempt to resolve the dispute through confidential mediation to be conducted in San Francisco by a member of the firm of Gregoria, Haldeman & Piazza, Mediated Negotiations, 625 Market Street, Suite 400, San Francisco, California 94105. If the parties' dispute is not resolved through mediation, it will be resolved through binding confidential arbitration to be conducted by the American Arbitration Association in San Francisco, pursuant to its California Employment Dispute Resolution Rules, and judgment upon the award rendered by the Arbitrator(s) may be entered by any court having jurisdiction of the matter. The prevailing party in such arbitration shall be entitled to recover from the losing party, not only the amount of any judgment awarded in its favor, but also any and all costs and expenses, incurred in arbitrating the dispute or in preparing for such arbitration.

          b. In the event that a dispute arises concerning compliance with this Agreement, either party will be entitled to obtain from a court with jurisdiction over the parties preliminary and permanent injunctive relief to enjoin or restrict the other party from such breach or to enjoin or restrict a third party from inducing any such breach, and other appropriate relief, including money damages. In seeking any such relief, however, the moving party will retain the right to have any remaining portion of the controversy resolved by binding confidential arbitration in accordance with subparagraph (a) above.

     By signing the below, the parties agree to the terms hereof, including the Exhibits hereto, and agree that this document, and Exhibits A, B, C, D, E & F hereto, set forth their entire agreement, except as otherwise expressly provided herein.

                                   APPLE COMPUTER, INC.



                                   By  _/s/ Michael Spindler__________
               Date   12/20/95                    Michael Spindler
                                              Chief Executive Officer
                                                Apple Computer, Inc.


I have read, understand, and agree to the foregoing:



                                   By _/s/ Joseph A. Graziano________
              Date   12/19/95                    Joseph A. Graziano


APPROVED AS TO FORM:




                                   By _____________________________
          Date                          Greg Gallo, Esq.
                                           Gray, Cary, Ware & Freidenrich
                                           Attorneys for Joseph Graziano